Filed Pursuant to Rule 424(b)(3)

Registration No. 333-255323

Registration No. 333-256519

Prospectus Supplement No. 2 Dated September 21, 2021

(To Prospectus Dated May 26, 2021)

8,000,000 Units

Each Unit Consisting of

One Share of Common Stock or Pre-Funded Warrant to Purchase One Share of Common Stock

and

One Warrant to Purchase 0.75 of a Share of Common Stock

REVIVA PHARMACEUTICALS HOLDINGS, INC.

This Prospectus Supplement No. 2 supplements the prospectus of Reviva Pharmaceuticals Holdings, Inc. (the “Company”, “we”, “us”, or “our”) dated May 26, 2021 (as supplemented to date, the “Prospectus”) with the following attached document which we filed with the Securities and Exchange Commission:

A.	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 20, 2021.

This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement. This prospectus supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should carefully consider the risk factors for our common stock, which are described in the Prospectus, as amended or supplemented.

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement No. 2 and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is September 21, 2021

INDEX TO FILINGS

Annex
The Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 20, 2021	A

ANNEX A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2021

REVIVA PHARMACEUTICALS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38634	85-4306526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19925 Stevens Creek Blvd., Suite 100, Cupertino, CA	95014
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 501-8881

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RVPH	Nasdaq Capital Market
Warrants to purchase one share of Common Stock	RVPHW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☐

Item 5.08	Shareholder Director Nominations.

Reviva Pharmaceutics Holdings, Inc. (the “Company”) has scheduled its 2021 annual meeting of stockholders (the “2021 Annual Meeting”) to be held on December 8, 2021 at 11:00 a.m. Pacific Time. The Company is holding the 2021 Annual Meeting as a virtual-only meeting, which will be conducted via live audio online webcast. The Company established October 11, 2021 as the record date for determining stockholders entitled to notice of, and to vote at, the 2021 Annual Meeting.

Because the Company did not hold an annual meeting in 2020, the deadline for submission of proposals by stockholders for inclusion in the Company’s proxy materials in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be the close of business on September 30, 2021, which the Company has determined to be a reasonable time before it expects to begin to print and distribute its proxy materials prior to the 2021 Annual Meeting. Any such proposal must also meet the requirements set forth in the rules and regulations of the Exchange Act in order to be eligible for inclusion in the proxy materials for the 2021 Annual Meeting.

In accordance with the Company’s Bylaws, any stockholder who intends to nominate a person for election as a director or submit a proposal for inclusion at our 2021 Annual Meeting must provide notice (“Stockholder Notice”) on or before September 30, 2021. Any Stockholder Notice must comply with the specific requirements set forth in the Company’s Bylaws in order to be considered at the 2021 Annual Meeting. Any such proposal shall be mailed to: Reviva Pharmaceutics Holdings, Inc., 19925 Stevens Creek Blvd., Suite 100, Cupertino, CA 95014, Attn.: Secretary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

REVIVA PHARMACEUTICALS HOLDINGS, INC.

Dated: September 20, 2021	By:	/s/ Laxminarayan Bhat
	Name: Title:	Laxminarayan Bhat Chief Executive Officer